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                                                                      EXHIBIT 11


                               GLASSMASTER COMPANY
                        COMPUTATION OF EARNINGS PER SHARE
                     For the two years ended August 31, 1997
                    (Thousands except for per share figures)


                                                                  1997      1996
                                                                 ------    ------
Primary:
  Average Shares Outstanding                                      1,618     1,616
  Net effect of dilutive stock options under treasury
    stock method using average market price                           0         0
                                                                 ------    ------

      Total Average Shares Outstanding                            1,618     1,616

  Net Income                                                     $  235    $  131
                                                                 ======    ======


  Primary Earnings Per Share                                     $  .14    $  .08


Fully Diluted:
  Average Shares Outstanding                                      1,618     1,616
  Net effect of dilutive stock options under treasury stock
    method using year end market value if higher than average         0         0
                                                                 ------    ------

      Total Average Shares Outstanding                            1,618     1,616


Fully Diluted Earnings Per Share                                 $  .14    $  .08



Note: If average market price is higher than ending market price, primary and fully diluted EPS is the same.